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                                                                    EXHIBIT 99.2

               UP TO $11,000,000 CONVERTIBLE PREFERRED SECURITIES
                  ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

                        GREATER ATLANTIC CAPITAL TRUST I

             6.50% CUMULATIVE CONVERTIBLE TRUST PREFERRED SECURITIES

              (LIQUIDATION AMOUNT $10.00 PER CONVERTIBLE PREFERRED
           SECURITY) FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED
                            ON A SUBORDINATED BASIS,
                   AS DESCRIBED IN THE ENCLOSED PROSPECTUS BY

                        GREATER ATLANTIC FINANCIAL CORP.







To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         This letter is being distributed to brokers, dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Greater Atlantic Financial Corp. of an aggregate of up to $11 million 6.50% convertible trust preferred securities of Greater Atlantic Financial's newly formed financing subsidiary, Greater Atlantic Capital Trust I. Greater Atlantic Capital Trust I is distributing to Greater Atlantic Financial's shareholders of record on February 4, 2002, rights to purchase 6.50% convertible preferred securities. Shareholders of record will receive 0.365 subscription rights for each share of Greater Atlantic Financial common stock held on the record date.

         Each whole right will entitle shareholders of record to purchase one convertible preferred security for $10.00 under the basic subscription privilege. Shareholders will also have the right to oversubscribe for up to the maximum number of convertible preferred securities offered in the rights offering if they exercise their full basic subscription privilege. If we receive oversubscription requests for more convertible preferred securities than we have available for oversubscription, shareholders will receive only their pro rata portion of these convertible preferred securities based on the number of convertible preferred securities they subscribe for pursuant to their oversubscription privilege to the total number of convertible preferred securities subscribed for pursuant to oversubscription privileges.

         The convertible preferred securities represent an indirect interest in our 6.50% convertible junior subordinated debentures. The convertible debentures have the same payment terms as the convertible preferred securities and will be purchased by Greater Atlantic Capital Trust I using the proceeds from the rights offering. The convertible preferred securities are convertible into shares of our common stock as described in the enclosed prospectus.

         The subscription rights are described in the enclosed prospectus and evidenced by a subscription order form registered in your name or in the name of your nominee. We are asking you to contact your clients for whom you hold shares of common stock registered in your name or in the name of your nominee to obtain instructions with respect to the subscription rights.

         Enclosed herewith for your information and forwarding to your clients are copies of the following documents:


         1.       Prospectus;


         2.       Form of "To Our Client" Letter; and



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         3.       Form of subscription instruction form with spaces provided for preprinting your clients' names, addresses, and number of shares of common stock owned and obtaining your clients' instructions with regard to their rights.

         Your prompt action is requested, in order for your client, and our stockholder, to receive the benefit of this right. You may obtain additional copies of the enclosed materials by contacting Denise M. Geran, Wilmington Trust Company at (302) 651-1749.

         To exercise subscription rights, a properly completed and executed subscription order form and payment in full for all subscription rights exercised must be delivered to the subscription agent as indicated in the prospectus by 5:00 p.m., Eastern time, on March 5, 2002 (or such later date that we specify).




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         THE RIGHTS OFFERING WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
                  MARCH 5, 2002, UNLESS THE OFFER IS EXTENDED.
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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON THE AGENT OF THE TRUST, GREATER ATLANTIC FINANCIAL OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE RIGHTS OFFERING OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY CONVERTIBLE PREFERRED SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS ACCOMPANIED BY THE SUBSCRIPTION ORDER FORM.

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